Exhibit 99.1

Viggle Announces Closing of $35 Million Public Offering of Common Stock

NEW YORK--April 30, 2014 - Viggle Inc. (NASDAQ:VGGL) (“Viggle”), the entertainment marketing and rewards platform today announced the closing of the previously announced underwritten public offering of 4,375,000 shares of its common stock at a price to the public of $8.00 per share, raising gross proceeds of $35 million.  The shares are listed on the NASDAQ Capital Market under the ticker symbol "VGGL". Viggle has granted the underwriters a 45-day option to purchase up to 656,250 additional shares at the public offering price less the underwriting discount to cover over-allotments, if any.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS) acted as sole book-running manager and Roth Capital Partners acted as joint book-runner in connection with the offering.

The offering was made pursuant to a registration statement previously filed with the Securities and Exchange Commission which became effective on April 24, 2014.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. The offering is being made solely by means of the prospectus included in the registration statement, copies of which may be obtained at the SEC's website at www.sec.gov or by contacting Ladenburg Thalmann & Co. Inc., 570 Lexington Ave, 11th Floor, New York, NY 10022 or by email at prospectus@ladenburg.com.

About Viggle Inc.

Viggle is an entertainment marketing and rewards platform whose app rewards its members for watching TV shows and discovering new music. In addition, Viggle operates Wetpaint, which offers entertainment and celebrity news online. Viggle also operates Dijit Media, maker of technology that helps consumers search for, find, and set reminders for TV shows and movies.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of April 30, 2014. Except as required by law, Viggle Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Contacts

Viggle:
DKC Public Relations
Ed Tagliaferri, 212-981-5182
edmund_tagliaferri@dkcnews.com

John Small, Chief Financial Officer
212-231-0092
john@viggle.com